Exhibit 5(b)

SCHEDULE A

List of Funds

BlackRock Future Climate and Sustainable Economy ETF

BlackRock Future Health ETF

BlackRock Future Innovators ETF

BlackRock Future Tech ETF

BlackRock U.S. Carbon Transition Readiness ETF

BlackRock U.S. Equity Factor Rotation ETF

BlackRock World ex U.S. Carbon Transition Readiness ETF

Amended: July 20, 2021

BLACKROCK ETF TRUST

By:
Name:
Title:

BLACKROCK INVESTMENTS, LLC

By:
Name:
Title: